Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of GameStop Corp. and subsidiaries (“GameStop”) and the effectiveness of GameStop’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of certain deficiencies determined to be material weaknesses), dated April 2, 2019, appearing in the Annual Report on Form 10-K of GameStop for the 52 week period ended February 2, 2019.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 25, 2019